Exhibit 99.1

_______________________________________________________________________________________________________________

October 22, 2007

To:                              Holders of 3.75% Convertible Senior Notes due 2024 (the “Notes”)

Re:                               Notice of Possible Adjustment to Conversion Rate, Conversion Rights and Possible Repurchase Events

Ladies and Gentlemen:

Reference is hereby made to the Indenture dated as of September 15, 2004 (the “Indenture”) by and among United Industrial Corporation, a Delaware corporation (the “Company”), AAI Corporation, a Maryland corporation, and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States, as Trustee.

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.  All Section references used herein refer to sections of the Indenture.

Pursuant to the terms and subject to the conditions of an Agreement and Plan of Merger, dated as of October 7, 2007
(the “Merger Agreement”), by and among the Company, Textron Inc. (“Textron”) and Marco Acquisition Sub Inc., an indirect wholly owned subsidiary of Textron (“Purchaser”), on October 16, 2007, Purchaser commenced a cash tender offer to acquire all of the issued and outstanding shares of Common Stock (the “Offer”).  Pursuant to the Merger Agreement, upon completion of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Textron (the “Merger”).

The expiration date of the Offer is currently scheduled as 12:00 midnight, New York City time, on Tuesday, November 13, 2007, but may be extended.  The earliest date on which Purchaser may accept for payment shares of Common Stock tendered in the Offer is Wednesday, November 14, 2007 (the first Business Day after the currently scheduled expiration date of the Offer).  However, because Purchaser’s obligation to consummate the Offer is subject to various conditions and the expiration date of the Offer may be extended, it cannot be stated with certainty that the Purchaser will accept shares of Common Stock tendered in the Offer at the time anticipated above, or at all.

Assuming Purchaser accepts for payment shares of Common Stock tendered in the Offer on Wednesday, November 14, 2007 and the conditions set forth in the Merger Agreement to the obligations of Purchaser and the Company to consummate the Merger are satisfied or waived, the earliest date on which the Merger may be consummated is Wednesday, November 14, 2007.  However, because the obligations of Purchaser and the Company to consummate the Merger are subject to various conditions and the expiration date of the Offer may be extended, it cannot be stated with certainty that the Merger will be consummated at the time anticipated above, or at all.

1.              Notice of Possible Conversion Rate Adjustment

The current Conversion Rate applicable to the Notes is 25.4863 shares of Common Stock per $1,000 principal amount of Notes.  Pursuant to Section 4.4(f), in certain circumstances, the

Conversion Rate may be adjusted if a person other than the Company or any Subsidiary shall distribute cash or other consideration in respect of a tender offer made by such person for all or any portion of the Common Stock.  Pursuant to Section 4.6(b), if the Company becomes aware of the possible occurrence of a tender offer that may require adjustment to the Conversion Rate under Section 4.4(f), the Company is required to notify Holders of such event at least 20 days prior to the expiration of such tender offer.

The Company hereby notifies you, in accordance with Section 4.6(b), of the possibility that the Offer may result in an event that may require an adjustment to the Conversion Rate.  As set forth in Section 4.4(f), upon the acceptance and payment by Purchaser of shares of Common Stock pursuant to the Offer, and if and only if such acceptance and payment occurs, the Conversion Rate may, in certain circumstances, be subject to adjustment.  The Company will advise Holders of the amount of such adjustment, if any, after expiration of the Offer.  Any such adjustment, if required, would become effective immediately prior to the opening of business on the first Business Day following the expiration date of the Offer.

2.              Notice of Conversion Rights

You may surrender your Notes for conversion pursuant to Section 4.1(a)(4),

                                                (i)                                   from October 23, 2007 (the date that is 15 Business Days before the date that the Company has announced is the expected date of the Tender Offer Closing (as defined below)) until the date that is 15 Business Days after the actual closing of the Offer (such conversion period, the “Tender Offer Conversion Period”); and

                                                (ii)                                from October 23, 2007 (the date that is 15 Business Days before the date that the Company has announced is the expected time of consummation of the Merger) until the date that is 15 Business Days after the consummation of the Merger (such conversion period, the “Merger Conversion Period”).

In addition, as reported in a press release issued by the Company on October 4, 2007, the Notes are currently convertible through the calendar quarter ending December 31, 2007, pursuant to Section 4.1(a)(1), due to the Sale Prices of the Common Stock within the last 30 days of the calendar quarter ending September 30, 2007.

If you surrender your Notes for conversion during the Tender Offer Conversion Period, and if and only if Textron or Purchaser becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock pursuant to the acceptance and payment for shares in the Offer (such event, the “Tender Offer Closing”), you shall receive upon such conversion, pursuant to Section 4.2, the Repurchase Event Make-Whole Premium provided for in Section 3.3(b).  Similarly, if you surrender your Notes for conversion during the Merger Conversion Period, and if and only if the consummation of the Merger occurs, you shall receive upon such conversion, pursuant to Section 4.2, the Repurchase Event Make-Whole Premium.  Notwithstanding the foregoing, Notes surrendered for conversion on a date that is both during the Tender Offer Conversion Period and the Merger Conversion Period shall only be entitled to receive one Repurchase Event Make-Whole Premium in the event the Tender Offer Closing and the consummation of the Merger both occur.

Holders of Notes shall only be entitled to the Repurchase Event Make-Whole Premium if (i) either the Tender Offer Closing or the consummation of the Merger actually occurs and (ii) the Holder tendered such Holder’s Notes during, in the case of the Tender Offer Closing, the Tender Offer Conversion Period and, in the case of the Merger, the Merger Conversion Period.  As the Notes are convertible during the calendar quarter ending December 31, 2007 pursuant to Section 4.1(a)(1) whether or not the Tender Offer Closing or Merger occurs, if a Holder elects to convert

Notes during the Tender Offer Conversion Period, but no such Tender Offer Closing occurs, then the Notes conversion will still occur pursuant to Section 4.1(a)(1), but the Holder will not be entitled to any Repurchase Event Make-Whole Premium.  Likewise, if a Holder elects to convert Notes during the Merger Conversion Period, but the consummation of the Merger does not occur, then the Notes conversion will still occur pursuant to Section 4.1(a)(1), but the Holder will not be entitled to any Repurchase Event Make-Whole Premium (unless otherwise entitled to such premium because such Notes were tendered for conversion during the Tender Offer Conversion Period and the Tender Offer Closing occurred).

The Company hereby elects to pay any Repurchase Event Make-Whole Premium payable in connection with the Tender Offer Closing or the consummation of Merger solely in cash.  In addition, under the Merger Agreement, the Company has agreed, if Textron so requests, to satisfy all or any portion of Notes surrendered for conversion from and after the Tender Offer Closing in cash.

3.              Notice of Possible Change in the Repurchase Event Make-Whole Premium

In the event that the conversion rate is adjusted as described above, the Repurchase Event Make-Whole Premium shall be adjusted accordingly pursuant to Section 10 of the Notes.

4.              Notice of Possible Repurchase Event

The Company hereby notifies you that a Repurchase Event will occur under the Indenture if and when (i) the Tender Offer Closing occurs, (ii) the Merger is consummated and/or (iii) the Company’s Common Stock is de-listed from the NYSE.  If the events described in (i), (ii) or (iii) of the preceding sentence occur on different dates, each such event will be deemed a separate Repurchase Event.

Pursuant to Section 3.3(a), upon the occurrence of a Repurchase Event, you will have the right, at your option, to require the Company to repurchase all of your Notes not previously called for redemption, or any portion of such Notes, at a purchase price equal to (i) 100% of the principal amount of the Notes you request be repurchased, plus accrued and unpaid interest (including any Contingent Interest, if any, and Special Interest, if any) thereon plus (ii) the Repurchase Event Make-Whole Premium in respect of the Notes you request be repurchased.  The Company plans to provide notice of the occurrence of any such Repurchase Event as contemplated by the Indenture and will set a Repurchase Date in respect thereof that is within 30 Business Days of such notice.

5.              Conversion After the Merger

If the Merger is consummated, then from and after such time, each Note will be convertible solely into the right to receive an amount in cash equal to the amount the Holder of such Note would have been entitled to receive upon the consummation of the Merger had such Note been converted into Common Stock immediately prior to the consummation of the Merger.

If the Tender Offer Closing occurs, the Company will notify Holders as to any applicable adjustment to the Conversion Rate under Section 4.4(f).  In addition, the Company will notify Holders as to the convertibility of Notes under Section 4.1(a)(4) as a result of the occurrence of the Tender Offer Closing and/or the consummation of the Merger, the amount to be paid with respect to each Note (including the Repurchase Event Make-Whole Premium), the occurrence of any Repurchase Event and certain procedures you must follow to exercise your rights under the Indenture.

Very truly yours,

UNITED INDUSTRIAL CORPORATION

By:	/s/ James H. Perry
Title:	Vice President, Chief Financial Officer and Controller

cc:	U.S. Bank National Association
60 Livingston Avenue
St Paul Minnesota 55107-2292
Attention: Corporate Trust Services
Internal Mail EP-MN-WS3C
(United Industrial Corporation — 3.75% Convertible Senior Notes due 2024)
Facsimile No. (651) 495-8097